As filed with the Securities and Exchange Commission on June 24, 2016
Registration No. 333- 202749

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PORTER BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Kentucky (State or other jurisdiction of incorporation or organization)	61-1142247 (IRS Employer Identification Number)
2500 Eastpoint Parkway
Louisville, Kentucky 40223
(502) 499-4800
 (Address of Registrant’s Principal Executive Offices)

PORTER BANCORP, INC.
2016 OMNIBUS EQUITY COMPENSATION PLAN
(formerly, Porter Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan)

Phillip W. Barnhouse
Chief Financial Officer
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
(502) 499-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________________________

With copies to:
Alan K. MacDonald
Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, KY  40202
(502) 589-5400
________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE

Effective upon approval by the shareholders of Porter Bancorp, Inc. on May 25, 2016, the Porter Bancorp 2006 Stock Incentive Plan, as amended (the "2006 Plan") was merged with and into the Porter Bancorp 2016 Omnibus Equity Compensation Plan (the "2016 Plan").   No additional shares were authorized for issuance under either the 2016 Plan or the 2006 Plan as a result of the merger of the two plans.  The total aggregate number of common shares that may be issued or transferred under the 2016 Plan is the sum of the following: (i) the 303,592 common shares remaining available for issuance under the 2006 Plan but not subject to an outstanding award and not previously exercised, vested or paid as of May 25, 2016, plus (ii) the number of common shares subject to outstanding grants under the 2006 Plan as of May 25, 2016 (with shares subject to forfeited awards or withheld in cashless exercises or to pay withholding again becoming available for issuance).

Outstanding grants under the 2006 Plan will continue in effect according to their terms as in effect before the merger of the two plans, and the shares with respect to outstanding grants under the 2006 Plan shall be issued or transferred under the 2016 Plan. No new grants will be made under the 2006 Plan.

This registration statement was originally filed on March 13, 2015 to register 300,000 additional shares authorized for issuance under the Porter Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan, and in accordance with General Instruction E to Form S-8, the contents of the registration statement on Form S-8 filed with the Securities and Exchange Commission on June 12, 2007 (File No. 333-143676) has been incorporated by reference into this registration.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8.  The documents containing the information required to be included in Part I of this Registration Statement will be sent or given to the participants as specified in Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                        Incorporation of Documents by Reference

The following documents filed by Porter Bancorp, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part of this Registration Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2015, including portions of its Schedule 14A filed on April 25, 2016, incorporated by reference therein;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

•	Current Reports on Form 8-K filed on April 20 and May 26, 2016;

•	Current Report on Form 8-K filed on June 22, 2016, including portions of its Schedule 14A filed on April 25, 2016, incorporated by reference therein.

•	The information in the section titled “Description of Capital Shares” contained in Registration Statement on Form S-1 (Reg. No. 333-212207) , including any amendments or reports filed with the Commission for the purpose of updating such description; and,

•
Future filings made by the Company with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold; provided that this Registration Statement will not incorporate any information that the Company may furnish to the Commission under Item 2.02 or Item 7.01 unless specifically provided in such Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                        Description of Securities

Not Applicable.

Item 5.                                        Interests of Named Experts and Counsel

Not Applicable

Item 6.                                        Indemnification of Directors and Officers

Under Kentucky law, a corporation has broad powers to indemnify directors, officers, employees, and agents of the corporation for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person’s official capacity in the corporation. Indemnification against reasonable legal expenses incurred by such person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. However, a corporation may not indemnify such person when the person is adjudged liable to the corporation or on the basis that a personal benefit was improperly received.

Porter’s articles of incorporation provide for the indemnification of executive officers and directors only in connection with proceedings arising from that person’s conduct in his/her official capacity and only to the extent permitted by the Kentucky Business Corporation Act.

KRS 271B.8-300 provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Unless the corporation’s articles of incorporation contain a provision further limiting a director’s liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and (b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation. KRS 271B.2-020 provides that the articles of a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the duties of a director. KRS 271B.2-020 does not allow for the elimination of the duty of due care that a director owes to a corporation, but allows for the elimination of a monetary recovery for breach of that duty. Only directors, not officers, may benefit from the provisions of KRS 271B.2-020. The limitations of liability permitted by KRS 271B.2-020 extend only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate. KRS 271B.2-020 does not preclude or limit recovery of damages by third parties, nor does it limit or affect a director’s liability for acts or omissions occurring before the effectiveness of an amendment to a corporation’s articles of incorporation.

Porter’s articles of incorporation limit the liability of directors to Porter and its shareholders to the extent permitted by KRS 271B.2-020. A director’s liability to Porter or the shareholders is not eliminated or limited with respect to: (1) any breach of the director’s duty of loyalty to Porter or its shareholders; (2) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law; (3) actions creating personal liability for unlawful distributions as set forth in KRS 271B.8-330; or (4) transactions from which the director derived an improper personal benefit. KRS 271B.2-020 does not preclude or limit recovery of damages by third parties, nor does it limit or affect a director’s liability for acts or omissions occurring before the effectiveness of an amendment to a corporation’s articles of incorporation.

Item 7.                                        Exemption from Registration Claimed

Not Applicable.

Item 8.                                        Exhibits

Exhibit Number		Exhibit

4.1		Amended and Restated Articles of Incorporation, dated May 25, 2015. Exhibit 3.1 to Form 8-K filed May 26, 2016 is incorporated by reference.

4.2		Amended and Restated Bylaws. Exhibit 3.1 to Form 8-K filed May 22, 2014 is incorporated by reference.

4.3		Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan. Appendix A to Schedule 14A proxy statement (DEF 14A) filed April 25, 2016 is incorporated by reference.

	4.4	Porter Bancorp, Inc. 2006 Stock Incentive Plan, as amended and restated as of March 26, 2014. Exhibit 10.1 to Registration No. 333-202749 is incorporated by reference.

	4.5	Non-Executive Director Stock Incentive program. Exhibit 10.1 to Form 8-K filed June 22, 2016 is incorporated by reference.

†	5.1	Opinion of Frost Brown Todd LLC.

†	23.1	Consent of Frost Brown Todd LLC (included in exhibit 5.1).

†	23.2	Consent of Crowe Horwath LLP, independent registered public accounting firm.

*	23.3	Powers of Attorney (included on signature page hereto).
*	Filed herewith.
†	Previously filed.

Item 9.                                        Undertakings

(a)            The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)            The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the  Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on June 22, 2016.

PORTER BANCORP, INC.

By:	/s/ John T. Taylor
Name: John T. Taylor
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Porter Bancorp, Inc. hereby severally constitute and appoint John T. Taylor and Phillip W. Barnhouse and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Porter Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Taylor	President, Chief Executive Officer and Director	June 22, 2016
John T. Taylor	(Principal Executive Officer)

/s/ Phillip W. Barnhouse	Chief Financial Officer	June 22, 2016
Phillip W. Barnhouse	(Principal Financial and Accounting Officer)

/s/ W. Glenn Hogan	Director	June 22, 2016
W. Glenn Hogan

/s/ Michael T. Levy	Director	June 22, 2016
Michael T. Levy

/s/ James M. Parsons	Director	June 22, 2016
James M. Parsons

/s/ Bradford T. Ray	Director	June 22, 2016
Bradford T. Ray

/s/ Dr. Edmund J. Seifried	Director	June 22, 2016
Dr. Edmund J. Seifried

/s/ N. Marc Satterthwaite	Director	June 22, 2016
N. Marc Satterthwaite

/s/ W. Kirk Wycoff	Director	June 22, 2016
W. Kirk Wycoff